UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2023

Commission File Number 001-39223

MUSCLE MAKER, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	47-2555533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1751 River Run, Suite 200, Fort Worth, Texas 76107

(Address of principal executive offices)

(832) 604-9568

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	GRIL	The Nasdaq Stock Market

Item 2.02	Results of Operations and Financial Condition.

On April 11, 2023, Muscle Maker, Inc. (the “Company”) issued a press release announcing certain unaudited preliminary financial results for the month of March 2023 with respect to the operations of Sadot LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 2.02 of this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2022, the Company formed Sadot LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Sadot”). On November 14, 2021 (the “Effective Date”), the Company, Sadot and Aggia LLC FC, a company formed under the laws of the United Arab Emirates (“Aggia”) entered into a Services Agreement whereby Sadot engaged Aggia to provide certain advisory services to Sadot for creating, acquiring and managing Sadot’s business of delivering food farm to table, wholesaling food and engaging in the purchase and sale of physical food commodities. The closing date of the Services Agreement was November 16, 2022. The parties entered into an Addendum 1 to the Services Agreement on November 17, 2022.

Subject to certain net income thresholds, Aggia has the right to nominate up to eight directors (the “Designated Directors”) to the Board of Directors (the “Board”) of the Company, seven of which will meet the independence requirements of the NASDAQ Capital Market and the Company will take such actions as reasonably required to name the directors which Aggia has the right to nominate to the Board. On December 27, 2022, Aggia nominated Benjamin Petel as the initial Designated Director and the Board voted to increase the size of the Board from seven to eight and appointed Mr. Petel as a director of the Company to fill such vacancy. On December 31, 2022, Aggia nominated Hannah Oh and Ray Shankar as directors to the Board after Sadot has generated $3.3 million in net income and the Board voted to increase the size of the Board from eight to ten and appointed Ms. Oh and Mr. Shankar as directors of the Company to fill such vacancy.

As of March 31, 2023, Sadot has generated in excess of $6.6 million in net income and, as a result, Aggia was entitled to nominate two additional board members. On April 03, 2023, the Company voted to increase the size of the Board from ten to twelve and approved the appointment of Marvin Yeo and Paul Sansom to the Board of Directors. Since January 1, 2021, the Company and Mr. Yeo and Mr. Sansom have not entered into any transaction nor is there any currently proposed transaction, in which the Company was or is to be a participant involving an amount exceeding $120,000, and in which Mr. Yeo and Mr. Sansom had or will have a direct or indirect material interest.

Marvin Yeo, age 51, is an experienced executive with over 25 years of experience in the finance industry. From 2014 through present, Mr. Yeo has served as the founding partner of Golden Rock Capital, a pan-Asia focused strategic advisory firm that focuses on mergers and acquisitions, corporate finance and private equity. Prior to founding Golden Rock Capital, Mr. Yeo held a number of rolls with Frontier Investment & Development Partners, Asian Development Bank, Barclays Capital, Nomura International and Deutsche Bank. Mr. Yeo received his Bachelor of Engineering from Monash University, Chartered Financial Analyst certificate from the CFA Institute and an MBA from Insead.

Paul Sansom, age 58, is an experienced International C-level executive with recent achievements in high growth business start-ups, Series A fund raising and restructuring. Since 2019 to present, Mr. Sansom has served as the Chief Financial Officer and Chief Operating Officer for HMS Services Sarl, a single-family office. From 2016 through 2019, Mr. Sansom served as the General Manager for Al Ghurair Projects based in Dubai. Prior to 2016, Mr. Sansom held roles with Viking Services, Brightpoint Inc. and PepsiCo International. Mr. Sansom served as the Audit Chair for Immensa International and as an advisor for Energy Capital Group Fund II. Mr. Sansom received a BA in Economics from the City of London College.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release dated April 11, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MUSCLE MAKER, INC.

		By:	/s/ Michael Roper
		Name:	Michael Roper
		Title:	Chief Executive Officer

Date:	April 11, 2023